Exhibit 99

News Announcement	For Immediate Release

REX AMERICAN RESOURCES REPORTS

FIRST QUARTER DILUTED EPS OF $1.45

Dayton, Ohio, (May 23, 2018) -- REX American Resources Corporation (NYSE: REX) (“REX” or “the Company”) today reported financial results for its fiscal 2018 first quarter (“Q1 ’18”) ended April 30, 2018. REX management will host a conference call and webcast today at 11:00 a.m. ET.

Conference Call:	(212) 231-2924

Webcast / Replay URL:	www.rexamerican.com/Corp/Page4.aspx

The webcast will be available for replay for 30 days

REX American Resources’ Q1 ’18 results principally reflect its interests in six ethanol production facilities and its refined coal operation. One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) are consolidated, while those of its four other ethanol plants are reported as equity in income of unconsolidated ethanol affiliates. REX’s financial results also reflect the refined coal entity acquired by the Company in fiscal 2017. The Company reports results for its two business segments as ethanol and by-products, and refined coal.

REX’s Q1 ’18 net sales and revenue were $120.8 million, compared with $113.1 million in Q1 ’17, primarily reflecting the increased ethanol gallons sold as well as higher average selling prices for dried and modified distillers grains during the quarter, which offset lower average selling prices for ethanol. The Company’s Q1 ’18 gross profit for its ethanol and by-products segment increased to $13.5 million, from $12.5 million in the comparable prior year period. Equity in income of unconsolidated ethanol affiliates in Q1 ’18 was flat at $0.7 million, compared to Q1 ’17. This led to income before income taxes of $11.0 million in Q1 ’18, compared to $8.9 million in Q1 ’17 for the ethanol and by-products segment. The Company also recorded a gross loss from its refined coal operation of $2.7 million in Q1 ’18. While gross profit and income before income taxes were negatively impacted, the Company was able to recognize benefits related to its refined coal operation in the form of a lower effective tax rate. The Company reported income from continuing operations before income taxes and non-controlling interests in Q1 ’18 of $7.6 million, compared with $8.0 million in Q1 ’17.

Net income attributable to REX shareholders in Q1 ’18 more than doubled to $9.5 million, from $4.5 million in Q1 ’17, primarily reflecting lower tax rates related to the Company’s refined coal operation and the December 2017 passage of the 2017 Tax Cuts and Jobs Act. Q1 ’18 diluted net income per share attributable to REX common shareholders was $1.45 per share, compared to $0.69 per share in Q1 ’17.

Per share results in Q1 ’18 and Q1 ’17 are based on 6,571,000 and 6,593,000 diluted weighted average shares outstanding, respectively.

REX American Resources Q1 ’18 Results, 5/23/18	page 2

Segment Income Statement Data:

	Three Months Ended
($ in thousands)	April 30,
	2018	2017
Net sales and revenue:
Ethanol & By-Products (1)	$120,680	$113,143
Refined coal (2) (3)	140	-
Total net sales and revenues	$120,820	$113,143

Gross profit (loss):
Ethanol & By-Products (1)	$13,546	$12,489
Refined coal (2)	(2,695)	-
Total gross profit	$10,851	$12,489

Income (loss) before income taxes:
Ethanol & By-Products (1)	$11,009	$8,923
Refined coal (2)	(2,859)	-
Corporate and other	(501)	(921)
Total income before income taxes	$7,649	$8,002

Benefit (provision) for income taxes:
Ethanol & By-Products	$(1,420)	$(2,705)
Refined coal	3,999	-
Corporate and other	124	315
Total benefit (provision) before income taxes	$2,703	$(2,390)

Segment profit (loss):
Ethanol & By-Products	$8,589	$5,142
Refined coal	1,271	-
Corporate and other	(364)	(598)
Net income attributable to REX common shareholders	$9,496	$4,544

(1)	Includes results attributable to non-controlling interests of approximately 25% for One Earth and approximately 1% for NuGen.
(2)	Includes results attributable to non-controlling interests of approximately 5%.
(3)	Refined coal sales are reported net of the cost of coal.

REX American Resources’ Chief Executive Officer, Zafar Rizvi, commented, “Ethanol pricing remained pressured in the first quarter based on industry supply levels and legislative uncertainty. However, our consolidated plants increased the volume of ethanol sold by 9% over last year’s first quarter and with the recovery in distillers grain pricing we grew the gross profit in the ethanol and by-products segment by 8.5%. This growth, combined with the benefits of our refined coal operations and other tax reductions enabled REX to more than double its net income and earnings per share in the first quarter of fiscal 2018 versus the same period last year.

“With our healthy balance sheet, including cash and short-term investments of $176 million and working capital of $220 million, we remain well positioned in our continued efforts to build value for our shareholders.”

Balance Sheet and Share Repurchase Program

At April 30, 2018, REX had cash and cash equivalents and short-term investments of $175.7 million, $60.0 million of which was at the parent company, and $115.7 million of which was at its consolidated production facilities. This compares with cash and cash equivalents at January 31, 2018, of $191.0 million, $74.1 million of which was at the parent company, and $116.9 million of which was at its consolidated ethanol production facilities.

REX American Resources Q1 ’18 Results, 5/23/18	page 3

On March 20, 2018, REX’s Board of Directors approved an increase in the Company’s share repurchase program providing the Company with the authority to repurchase up to an additional 500,000 shares of its common stock. During the first quarter of fiscal 2018, the Company purchased 126,141 shares at an average cost of $72.36. Reflecting the balance of the Company’s prior repurchase authorization, REX is now authorized to repurchase up to 525,732 shares of its common stock. The Company had 6,440,628 shares outstanding at April 30, 2018.

Repurchases by the Company will be subject to available liquidity, general market and economic conditions, alternate uses for the capital and other factors. Share repurchases may be made from time to time in open market transactions, block trades or in private transactions in accordance with applicable securities laws and regulations and other legal requirements. There is no minimum number of shares that the Company is required to repurchase and the repurchase program may be suspended or discontinued at any time without prior notice. All shares purchased will be held in the Company’s treasury for possible future use.

The following table summarizes select data related to the

Company’s consolidated Ethanol and By-Products interests:

	Three Months Ended
	April 30,
	2018	2017
Average selling price per gallon of ethanol	$1.33	$1.44
Average selling price per ton of dried distillers grains	$137.75	$100.06
Average selling price per pound of non-food grade corn oil	$0.25	$0.28
Average selling price per ton of modified distillers grains	$70.29	$41.91
Average cost per bushel of grain	$3.50	$3.47
Average cost of natural gas (per mmbtu)	$3.46	$3.74

Supplemental Data Related to REX’s Ethanol and By-Products Interests:

REX American Resources Corporation Ethanol Ownership Interests/Effective Annual Gallons Shipped as of April 30, 2018 (gallons in millions)
Entity	Trailing Twelve Months Gallons Shipped	Current REX Ownership Interest	REX’s Current Effective Ownership of Trailing Twelve Month Gallons Shipped
One Earth Energy, LLC (Gibson City, IL)	127.3	75.1%	95.6
NuGen Energy, LLC (Marion, SD)	134.5	99.5%	133.8
Big River Resources West Burlington, LLC (West Burlington, IA)	108.3	10.3%	11.2
Big River Resources Galva, LLC (Galva, IL)	127.8	10.3%	13.2
Big River United Energy, LLC (Dyersville, IA)	129.6	5.7%	7.4
Big River Resources Boyceville, LLC (Boyceville, WI)	56.9	10.3%	5.9
Total	684.4	n/a	267.1

REX American Resources Q1 ’18 Results, 5/23/18	page 4

First Quarter Conference Call

REX will host a conference call at 11:00 a.m. ET today. Senior management will discuss the financial results and host a question and answer session. The dial in number for the audio conference call is 212/231-2924 (domestic and international callers).

Participants can also listen to a live webcast of the call on the Company’s website, www.rexamerican.com/Corp/Page4.aspx. A webcast replay will be available for 30 days following the live event at www.rexamerican.com/Corp/Page4.aspx.

About REX American Resources Corporation

REX American Resources has interests in six ethanol production facilities, which in aggregate shipped approximately 684 million gallons of ethanol over the twelve month period ended April 30, 2018. REX’s effective ownership of the trailing twelve month gallons shipped (for the twelve months ended April 30, 2018) by the ethanol production facilities in which it has ownership interests was approximately 267 million gallons. In addition, in fiscal 2017 the Company acquired a refined coal operation. Further information about REX is available at www.rexamerican.com.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the impact of legislative changes, the price volatility and availability of corn, dried and modified distillers grains, ethanol, corn oil, gasoline and natural gas, ethanol and refined coal plants operating efficiently and according to forecasts and projections, changes in the international, national or regional economies, weather, results of income tax audits, changes in income tax laws or regulations and the effects of terrorism or acts of war. The Company does not intend to update publicly any forward-looking statements except as required by law.

Contact:
Douglas Bruggeman	Joseph Jaffoni, Norberto Aja
Chief Financial Officer	JCIR
(937) 276-3931	(212) 835-8500
rex@jcir.com

- statements of operations follow -

REX American Resources Q1 ’18 Results, 5/23/18	page 5

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three Months Ended April 30,
	2018	2017
Net sales and revenue	$120,820	$113,143

Cost of sales	109,969	100,654

Gross profit	10,851	12,489

Selling, general and administrative expenses	(4,553)	(5,402)

Equity in income of unconsolidated ethanol affiliates	697	700

Interest and other income	654	215

Income from continuing operations before income taxes and non-controlling interests	7,649	8,002

Benefit (provision) for income taxes	2,703	(2,390)

Net income including non-controlling interests	10,352	5,612

Net income attributable to non-controlling interests	(856)	(1,068)

Net income attributable to REX common shareholders	$9,496	$4,544

Weighted average shares outstanding – basic and diluted	6,571	6,593

Basic and diluted net income per share attributable to REX common shareholders	$1.45	$0.69

- balance sheets follow -

REX American Resources Q1 ’18 Results, 5/23/18	page 6

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands) Unaudited

	April 30,	January 31,
	2018	2018
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$64,246	$190,988
Short-term investments	111,495	-
Restricted cash	896	354
Accounts receivable	21,263	12,913
Inventory	26,088	20,755
Refundable income taxes	7,861	6,612
Prepaid expenses and other	8,056	7,412
Total current assets	239,905	239,034
Property and equipment-net	193,969	197,827
Other assets	7,444	7,454
Equity method investments	35,246	34,549
TOTAL ASSETS	$476,564	$478,864

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable – trade	$8,803	$8,149
Accrued expenses and other current liabilities	10,956	13,716
Total current liabilities	19,759	21,865
LONG TERM LIABILITIES:
Deferred taxes	19,435	21,706
Other long term liabilities	4,039	3,367
Total long term liabilities	23,474	25,073
COMMITMENTS AND CONTINGENCIES
EQUITY:
REX shareholders’ equity:
Common stock, 45,000 shares authorized, 29,853 shares issued at par	299	299
Paid in capital	146,981	146,923
Retained earnings	557,409	547,913
Treasury stock, 23,413 and 23,287 shares, respectively	(322,758)	(313,643)
Total REX shareholders’ equity	381,931	381,492
Non-controlling interests	51,400	50,434
Total equity	433,331	431,926
TOTAL LIABILITIES AND EQUITY	$476,564	$478,864

- statements of cash flows follow -

REX American Resources Q1 ’18 Results, 5/23/18	page 7

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands) Unaudited

	Three Months Ended April 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,352	$5,612
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	5,920	4,934
Income from equity method investments	(697)	(700)
Accrued interest income	(341)	-
Deferred income tax	(2,271)	3
Stock based compensation expense	71	196
Gain on disposal of real estate and property and equipment	(8)	-
Changes in assets and liabilities:
Accounts receivable	(8,350)	2,705
Inventory	(5,333)	(3,370)
Other assets	(1,894)	(30)
Accounts payable-trade	1,011	(1,308)
Other liabilities	(1,980)	723
Net cash (used in) provided by operating activities	(3,520)	8,765
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,061)	(5,905)
Purchase of short-term investment	(111,154)	-
Restricted investments and deposits	5	51
Other	6	6
Net cash used in investing activities	(114,204)	(5,848)
CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock acquired	(8,586)	-
Capital contributions from minority investor	110	-
Net cash used in financing activities	(8,476)	-
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(126,200)	2,917
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-Beginning of period	191,342	188,706
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-End of period	$65,142	$191,623

Non cash investing activities – Accrued capital expenditures	$142	$1,284
Non cash financing activities – Stock awards accrued	$-	$167
Non cash financing activities – Accrued common stock repurchases	$542	$-

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